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[Naugatuck Valley Financial Corporation Logo]


                 NAUGATUCK VALLEY FINANCIAL CORPORATION REPORTS
               INCREASED NET INCOME FOR THE FOURTH QUARTER OF 2007

      Naugatuck, CT, January 22, 2008. Naugatuck Valley Financial Corporation (the "Company") (NASDAQ Global Market: "NVSL"), the parent company of Naugatuck Valley Savings and Loan (the "Bank"), announced net income of $479,000 for the quarter ended December 31, 2007 versus net income of $150,000 for the quarter ended December 31, 2006, an increase of $329,000 or 219.3%. In addition, for the year ended December 31, 2007, the Company announced net income of $1.42 million compared to net income of $1.45 million for the year ended December 31, 2006. Earnings per share for the quarter and year ended December 31, 2007 were $.07 and $.20, respectively. Earnings per share for the quarter and year ended December 31, 2006 was $.02 and $.20 respectively.

      John C. Roman, President and CEO commented: "Our growth strategy combined with expense controls and increased non-interest income has produced improved financial results. Our strong capital position, good asset quality and the stability of our local economy positions us well for continued success in the face of a challenging economic environment."

      Net interest income for the quarter ended December 31, 2007 totaled $3.1 million compared to $2.8 million for the quarter ended December 31, 2006, an increase of $342,000 or 12.2%. For the twelve month period ended December 31, 2007, net interest income totaled $11.9 million compared to $11.4 million for the twelve months ended December 31, 2006, an increase of $456,000 or 4.0%. Net interest income increased slightly in both the three and twelve month periods due to an increase in the average balances of interest earning assets of 12.0% in the three month period and an increase of 15.1% in the twelve month period, combined with an increase in the average rate earned on these assets of 29 basis points during the both periods over the 2006 rates. The increase in interest earning assets for the three and twelve month periods is attributed primarily to an increase in the loan portfolio. The average balances in the loan portfolio increased by 17.9% in the three month period and increased by 19.3% in the twelve month period. The largest increases were in the commercial mortgage portfolio followed by the residential mortgage portfolio. The increase in interest income was partially offset by an increase in interest expense. Interest expense increased by $646,000, or 22.7% in the three month period and increased by $3.8 million, or 40.9% in the twelve month period due to rising rates on deposits and borrowings along with increases in the average balances of deposits and borrowings. The average balances of deposits increased by 11.1% and 16.5% in the three and twelve month periods, respectively. The average balance of borrowings increased by 21.5% and 17.7% over the same periods due to increased loan demand. The Company experienced increases of 28 basis points and 60 basis points in the average rates paid on deposits and borrowings in the three and twelve month periods respectively. For the year, the largest increases

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in deposits were in certificates of deposit, followed by smaller increases in money market accounts and checking accounts, partially offset by a decrease in savings accounts. The increase in certificates of deposit was due to our three new offices which were opened in the third quarter of 2006, combined with promotional rate accounts.

      Noninterest income was $647,000 for the quarter ended December 31, 2007 compared to $502,000 for the quarter ended December 31, 2006, an increase of 28.9%. For the twelve months ended December 31, 2007, the increase was 22.7% to $2.4 million compared to $1.9 million for the period ended December 31, 2006. The largest increases in noninterest income in both periods were in income from investment advisory services, fees for services related to deposit accounts and fees for other services, as a result of product growth in these areas. In 2007, the Company also experienced an increase in gains on the sale of investments over both 2006 periods.

      Noninterest expense was $3.1 million for the quarter ended December 31, 2007 compared to $3.0 million for the quarter ended December 31, 2006. For the twelve months ended December 31, 2007 noninterest expense was $12.4 million compared to $11.5 million for the twelve months ended December 31, 2006. The increases in both periods were primarily the result of increases in compensation costs, and computer processing costs over the 2006 periods. Office occupancy expenses also contributed to the increase in the twelve month period. All of the increases were primarily related to the opening of three new branch offices and were partially offset by a decrease in advertising expense in the twelve month period

       Total assets were $462.5 million at December 31, 2007 compared to $413.9 million at December 31, 2006, an increase of $48.6 million or 11.8%. Total liabilities were $412.1 million at December 31, 2007 compared to $362.8 million at December 31, 2006. Deposits at December 31, 2007 were $325.2 million, an increase of $32.6 million or 11.1% over December 31, 2006. The increase in deposits was primarily due to the opening of the three new branch offices. Borrowed funds increased from $68.5 million at December 31, 2006 to $85.1 million at December 31, 2007. The increases in deposits and borrowings were primarily used to fund growth in loans.

      The Bank consistently strives to maintain a strong credit culture by using what it believes are conservative loan underwriting standards. Residential mortgages with loan-to-value ratios in excess of 80% require private mortgage insurance. The Bank has not originated or purchased any no-income/no-asset verified mortgages nor any mortgages that do not meet our full underwriting standards (low doc loans). Nonperforming loans decreased to $970,000, or 0.27% of total loans at December 31, 2007 compared to $2.0 million, or 0.65% of total loans at December 31, 2006. The Bank increased the provision for loan losses from $62,000 for the three months ended December 31, 2006 to $100,000 for the three months ended December 31, 2007 due to the increasing size of the loan portfolio and a change in the mix of the portfolio towards commercial loans which are generally riskier than one-to-four family loans.

      Total stockholders' equity was $50.5 million at December 31, 2007 compared to $51.1 million at December 31, 2006, due to net income of $1.4 million for the twelve month period, dividends of $588,000 paid to stockholders, stock repurchases of $2.4 million, a net decrease to the unrealized loss on available for sale securities of $210,000 and $696,000 in capital adjustments related to the Company's 2005 Equity Incentive Plan. At December 30, 2007, the Bank's regulatory capital exceeded the levels required to be categorized as "well capitalized" under applicable regulatory capital guidelines.

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      Naugatuck Valley Savings and Loan is headquartered in Naugatuck,
Connecticut with eight other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

      This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.


                        SELECTED FINANCIAL CONDITION DATA
--------------------------------------------------------------------------------
                                                   December 31,    December 31,
                                                       2007           2006
---------------------------------------------------------------   --------------
                                                            (Unaudited)
                                                           (In thousands)
ASSETS
Cash and due from depository institutions         $   7,873        $   7,911
Investment in federal funds                             497               31
Investment securities                                66,454           70,267
Loans receivable, net                               359,831          308,376
Deferred income taxes                                 1,332            1,450
Other assets                                         26,540           25,820
                                                  ---------        ---------
     Total assets                                 $ 462,527        $ 413,855
                                                  ---------        ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits                                          $ 325,269        $ 292,693
Borrowed funds                                       85,107           68,488
Other liabilities                                     1,694            1,590
                                                  ---------        ---------
Total liabilities                                   412,070          362,771
                                                  ---------        ---------
Total stockholders' equity                           50,457           51,084
                                                  ---------        ---------
Total liabilities and stockholders' equity        $ 462,527        $ 413,855
                                                  ---------        ---------


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

                                  SELECTED OPERATIONS DATA
-----------------------------------------------------------------------------------------
                                                Three Months Ended     For the Year Ended
                                                   December 31,            December 31,
                                                -------------------    ------------------
                                                 2007         2006      2007        2006
--------------------------------------------------------    -------    -------    -------
                                                               (Unaudited)
                                                  (In thousands, except per share data)
Total interest income                            $ 6,633    $ 5,645    $25,030    $20,750
Total interest expense                             3,495      2,849     13,174      9,350
                                                 -------    -------    -------    -------
Net interest income                                3,138      2,796     11,856     11,400
                                                 -------    -------    -------    -------
Provision for loan losses                            100         62        151        192
                                                 -------    -------    -------    -------
Net interest income after provision
    for loan losses                                3,038     l2,734     11,705     11,208
                                                 -------    -------    -------    -------
Noninterest income                                   647        502      2,354      1,919
Noninterest expense                                3,104      3,032     12,422     11,475
                                                 -------    -------    -------    -------
Income before provision
for income taxes                                     581        204      1,637      1,652
Provision for income taxes                           102         54        217        204
                                                 -------    -------    -------    -------
Net Income                                       $   479    $   150    $ 1,420    $ 1,448
                                                 -------    -------    -------    -------
Earnings per common share - basic and diluted    $  0.07    $  0.02    $  0.20    $  0.20
                                                 -------    -------    -------    -------



                                  SELECTED FINANCIAL RATIOS
-----------------------------------------------------------------------------------------------
                                              For the Three Months           For the Year
SELECTED PERFORMANCE RATIOS: (1)                Ended December 31,        Ended December 31,
                                           -------------------------  -------------------------
                                             2007           2006         2007         2006
------------------------------------------------------- ------------  ----------   ------------
                                                                (Unaudited)
Return on average assets                     0.42 %         0.15 %       0.33 %       0.38 %
Return on average equity                     3.76           1.16         2.77         2.79
Interest rate spread                         2.81           2.79         2.76         3.07
Net interest margin                          2.99           2.98         2.95         3.26
Efficiency ratio (2)                        81.80          91.69        87.18        85.90
-----------------------------------------------------------------------------------------------



ASSET QUALITY RATIOS:                                       At December 31,
                                                      -------------------------
                                                         2007         2006
------------------------------------------------------------------ ------------
                                                             (Unaudited)
                                                        (Dollars in thousands)
Allowance for loan losses                              $ 2,163      $ 2,071
Allowance for loan losses as a percent of
  total loans                                            l0.60%        0.67%
Allowance for loan losses as a percent of
  nonperforming loans                                   222.99%      103.03%
Net charge-offs to average loans
  outstanding during the period                              -            -
Nonperforming loans                                    $   970      $ 2,010
Nonperforming loans as a percent of total loans           0.27%        0.65%
Nonperforming assets                                   $   970      $ 2,010
Nonperforming assets as a percent of total assets         0.21%        0.49%
-------------------------------------------------------------------------------

(1)  All applicable quarterly ratios reflect annualized figures.
(2) Represents noninterest expense (less intangible amortization) divided by the sume of net interest income and noninterest income.


Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000